UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2012

Flagstone Reinsurance Holdings, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	001-33364	98-0481623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37, Val St. André
L-1128 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  +352 273 515 30

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Amendment to the Employment Agreements.  On February 22, 2012, (i) Flagstone Réassurance Suisse S.A. (Bermuda Branch) and each of Messrs. David Flitman and Guy Swayne agreed to amend each such executive’s respective employment agreement, (ii) Flagstone Representatives (US), Inc. and Mr. Gary Prestia agreed to amend Mr. Prestia’s employment agreement, and (iii) Flagstone Réassurance Suisse S.A. and Mr. Patrick Boisvert agreed to amend Mr. Boisvert’s employment agreement, in each case, effective immediately.  Pursuant to each such executive’s amended agreement, the notice period required in order for either party to terminate the employment agreement is extended from 180 days to 365 days.  In the case of Mr. Prestia, this notice period provision will apply only upon conclusion of his guaranteed term (within the meaning of his employment agreement).

Bonus Agreements.  On that same date, Flagstone Reinsurance Holdings, S.A. entered into an agreement with each of Messrs. Boisvert, Flitman, Prestia and Swayne guaranteeing a minimum amount of their annual bonus target for calendar year 2012.  Under these agreements, each of Messrs. Boisvert, Flitman, Prestia and Swayne will receive a minimum amount of their annual bonus target for calendar year 2012, provided that such executive has not resigned or been terminated for “Cause” (as defined in the employment agreements) and is not subject to disciplinary proceedings as of December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

	By:	/s/ William F. Fawcett
Name: William F. Fawcett
Title: General Counsel
Date: February 28, 2012